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On April 1, 2021, Louis Summe, the Chief Executive Officer of LiveVox Holdings, Inc. (“LiveVox”), spoke on the Absolute Return Podcast, in which he discussed the proposed business combination (the “Business Combination”) between LiveVox and Crescent Acquisition Corp (“Crescent”). Set forth below is the portion of the transcript of the podcast that could be deemed soliciting material.

Julian Klymochko:

Welcome, folks, to the Absolute Return Podcast. I am your host, Julian Klymochko. I’m joined by my cohost, Mike Kesslering. And on today’s podcast, we welcome special guest Louis Summe, CEO and co-founder of LiveVox, a leading cloud based provider of customer service and digital engagement tools. LiveVox recently announced a merger with SPAC, Crescent Acquisition, in an $840 million deal. On today’s podcast, Louis discusses what it’s like to be owned by private equity and the transition to a public company, the future of work from home, LiveVox’s unit economics and future growth plans, key insights into the SPAC merger process and more. So, with no further ado, here’s our discussion with LiveVox CEO, Louis Summe.

Welcome, Louis, to the Absolute Return Podcast. Real pleasure to have you on the show today. I’m sure you’re super busy with everything that you’ve got going on at LiveVox. But nonetheless, thank you for your time today. Let’s get into it. I wanted to start things off by giving our listeners a bit of background on yourself, how LiveVox came to fruition and its progression over the past 16 years, so basically from it starting to now, it is going to become a public company very shortly.

Now, you’re a veteran of the technology industry, over 25 years of experience. Started out your career as a systems engineer at EDS, then co-founding LiveVox about 16 years ago. So, you’ve been in the game a while. Can you walk us through your career and then the growth and evolution of LiveVox? Because obviously that business has changed pretty dramatically.

Louis Summe:

Yeah, absolutely. Thanks for having me on the show, by the way. So, look, I’ve always been intrigued by how technology could enhance communications, make it more efficient and frankly, better systematically. And so, I had the opportunity to do that in a couple of different spots at Merck Medco and at Physicians Online. And then, when the opportunity presented itself for us to start up LiveVox, that was kind of a natural area of interest.

So, that’s what we did, is we started LiveVox back in 2000. You said 16 years, but it’s actually been 20 years. And we started it to really develop communication services, technology enabled communication services. And so, of course, that really just led us into the contact center, and we’ve been doing that for 20 years now.

I would say the first 10 years were exciting and we accomplished a lot, but we did the bulk of that work, bulk of that software development, on a private cloud model. And then starting in 2010, and really kind of culminating in about 2014, we switched our development models over to public cloud development models. And I can tell you that’s been transformative because the public cloud development models are at least 500% more productive. And so, it really opened the door for us to just take the software to the next level.

Julian Klymochko:

And a big milestone that happened at LiveVox a number of years ago, call it six, seven years ago, was a big investment from private equity firm Golden Gate Capital. Was wondering how is it being owned by a private equity company, and how do you expect that to change? What changed when they invested and what do you expect now that you’re going to become a publicly traded entity?

Louis Summe:

Yeah, so Golden Gate was really our first institutional money to come into the business. We’d been largely bootstrapped up until that point, and they really had great timing because again, they came in just at the time that we were really capable of really accelerating our R&D. With their partnership, we were able to really expand our product offering. Historically, we were focused on outbound and inbound voice, but as we partnered with Golden Gate, we were able to really expand our R&D, and we layered on a lot of new capabilities around digital, around contact center CRM, and around workforce optimization, cloud native workforce optimization. So, that was really a big focus for us.

And I would say that the last five years, last six years with Golden Gate have been a heavy R&D phase, where we’ve really broadened our product portfolio. And that’s just an exciting spot to be. Because with the market going where it’s going now, it’s really an incredible opportunity to have just come out of a phase where we’ve really built up what we believe is the next generation platform. The platform really is poised to help the contact center market go to new levels of efficiency and new levels of customer service.

Julian Klymochko:

I wanted to dig into some of the details of the expanded product offering. You spent the last number of years, heavy investment into research and development. And you indicated that the market has really changed and gone in a new direction. Could you describe how LiveVox’s product suite has evolved over the past, call it decade?

Louis Summe:

Yeah, no, absolutely. So, I think that a lot of people are familiar with the term, CCaaS, “contact center as a service.” And in general, what CCaaS is, it’s voice and digital channels with some AI capabilities in there. And so, that’s something that we really moved to aggressively, again, once we were on the public cloud models, and we layered on, on top of what had historically been outbound and inbound voice, that full suite of digital capabilities.

But then we didn’t stop there. We didn’t stop at just the omnichannel. We saw the potential to really go deeper and broader. And so we added on a contact center CRM, which is unusual. There aren’t very many contact center providers out there that bring a native CRM with the channels. And then we also layered on those cloud native workforce optimization tools.

And those two pieces, which really kind of go beyond what you would expect in CCaaS, and really, what we think of as CCaaS 2.0. So, whereas CCaaS 1.0 was omnichannel, to us, CCaaS 2.0 is omni-channel, plus a contact center CRM, and plus a cloud native workforce optimization suite. And the reason all those pieces are so important is because everything that is in there, all three of those pieces, are what a contact center needs to take advantage of the technology and to really enhance their communication.

So, historically contact centers would have bought those three pieces from different vendors. But by being able to buy them from one vendor, you can get a better ROI. Because you can simply get more things pre-integrated, so you spend less money, less dollars on implementation, over a 90% reduction in time to implement. And equally important, you can start optimizing right away, again, a 90% reduction in time to optimize, too. And with those tools there, you can simply drive a better ROI model, because you’re deploying faster, you’re optimizing quicker. So, that’s a transformative moment. So, we’re very excited to bring CCaaS 2.0 to the market. It’s a different kind of technology than the contact centers had access to. Again, that’s our vision is really leverage that, to take the potential here to the next level.

Mike Kesslering:

So shifting a little bit to the macro, LiveVox’s business was negatively impacted by COVID in 2020, like many companies. Well, you also do have some of the work from home solutions such as Zoom had an actual tailwind from the whole shift to working from home. Can you explain some of the dynamic with your business model, and how you’re able to mitigate some of this impact from COVID?

Louis Summe:

Yeah, absolutely. So look, a lot of our peers, they went to market by starting in enterprise SMB sector, and then moving into the middle market, and then into larger enterprises. LiveVox’s path into larger enterprises didn’t start with the SMB. We started off selling collection agencies, and that’s been our foundational market, our get started market.

Now, the collection agencies are a fantastic market to service because they really push you on compliance, they push you on security, and they push you on scalability. So, they really helped us embed those capabilities inside of our DNA. That’s really helped us expand with BPOs and expand with larger and middle-market enterprises, because of our capabilities around compliance around security, and because of this fundamental scalability of our platform. However, the collection agencies did take a hit during COVID in a different way than a lot of other enterprises. They had a bit of, I would say, a COVID headwind.

Now, our other sectors, our enterprise and our BPO sectors, they had a COVID tailwind like the market, in general. So, I think we were a bit of a headwind/tailwind scenario. Now going into 2021, though, with the economy recovering, the collections workflows are recovering, as well. So now, we really are just looking at tailwinds. Again, this is coinciding with the big increase in our investment in sales and marketing. Again, because we’ve got the maturity in the product we’ve got tailwinds, and the market has just moved heavily towards cloud-based solutions.

Julian Klymochko:

Would you say, once the pandemic is over, would it have any lasting effect, or did it create a natural tailwind coming out of it for your business, over the longer term?

Louis Summe:

Yeah, it absolutely has a lasting effect. Because I think people were looking at contact center technology and saying, “Well, maybe I’ll go prem or maybe I’ll go cloud.” When I say prem, I mean premise-based systems. So, maybe I’ll use a premise-based contact center technology, or maybe I’ll use a cloud-based contact center technology. I think what people saw in the pandemic is that those who had more cloud technology simply were more flexible and able to respond to the changing requirements. I don’t think it’s a question now anymore, of “if”. I think now it’s just a question of “when”. So, I think coming out of the pandemic, everybody knows that they’re going to move to the cloud, and it’s really just a question when.

Julian Klymochko:

That certainly makes sense. With the whole pandemic ending, one thing that isn’t ending is the whole work from home or flexible working options for employees, and some companies are actually going completely remote. Putting your CEO hat on and management hat on, how do you think about that? Especially being based out of San Francisco for a long time, now it’s known as if you’re a technology company got to be based out of there. But now with more and more workers going remote, how do you think about work from home from the LiveVox management perspective. Certainly, where you’re based, where office prices certainly aren’t cheap.

Louis Summe:

Yeah. Look, I think work from home is a great thing, because ultimately success of your business comes from the people that you have, and attracting talented individuals to join your organization is competitive. Giving them the flexibility to live and work where they want, that’s probably just going to become a requirement, honestly. We’ve always had a pretty flexible approach. Now, I think when we think about work from home, we think more in terms of maybe a hybrid model, where look, you can work from home, but we ask you to come into the offices sometimes, so there can be some in-person collaboration. But we’re happy to have employees that are predominantly work from home.

Of course, our industry, the contact center industry, is really going to benefit from the increased utilization of work from home labor. Because by allowing agents to move into low cost areas, you can get a higher quality contact center agent. It’s really a pretty good deal for both parties, right? The employer gets a more talented individual, and the contact center agent, they get to move to a lower cost of living area. So, I’m pretty excited about its potential, and LiveVox and our clients are really well positioned to take advantage.

Mike Kesslering:

On the financial side, you have quite compelling unit economics with an 8.5x lifetime value of a customer to your customer acquisition cost. Would you be able to describe a little bit of granularity on how you’re able to achieve this level of unit economics?

Louis Summe:

Yeah. Look, we’ve always sold larger organizations, as I mentioned earlier. An important way that we get inside of large organizations is we do what I would characterize more as a departmental level sale. Rather than trying to win the full enterprise in a giant RFP, we really more try to get in the door with a department and solve an immediate need there. With that model, a successful departmental model, we then follow it, because we’ve such a broad product portfolio and we have so many exciting ways to improve their ROI, we just are in great shape then to upsell and to show them how easy it is to deploy. One number I’ll give you is less than 1% of our revenue is professional services. Now, if you think about that, that just shows you how easy it is to deploy our platform, how much the CCaaS 2.0 suite makes that deployment, and optimization steps easier and simpler. Because we’re able to do it with much less professional services. And so that’s an important part of how we’re really helping the contact centers to make this technology easier to adopt.

Mike Kesslering:

And so along with that, in terms of as you had mentioned, making it easier to adopt, you do have a 118% net retention rate that you mentioned in your investor presentation. Can you describe how you’re able to effectively have a negative churn? Which would be through cross selling, I’m assuming.

Louis Summe:

Well, so once we get in the door, once we do that departmental land and we’re inside of a department, inside of a large organization, we focus on really impressing that group, that department. So we show them how easy it is to adopt and how they can drive their ROI, a 90% better ROI by using our platform. And then once we’ve done that with a department, then other departments see that. And with those other departments seeing that, then we can expand into other departments. Now, if you think about that selling motion, that simply has shorter sales cycles. And it also has a lot of potential to keep selling existing customers more and more. And so that’s a big part of how we’ve been able to drive our net retention of 115%, because we’re always in there building this relationship, and we’re always showing them new ways of evolving their business.

And since we’re inside of large organizations, there’s just a lot of room to do this. In fact, the potential is so big, we today have tapped only about 10% of the agents that are inside of our existing customers. So not even talking about the market opportunity, our existing customers have over 500,000 agents in them. We have about 50,000 of them on our platform. And so there’s amazing opportunity to just keep selling our existing customers for a very long period of time.

Julian Klymochko:

Interesting notion of 118% net retention rate. There’s a couple other figures that stood out to me from your investor presentation. Number one, forecasted revenue growth at a 26% compound annual growth rate. In addition, expanding margins, gross margin from, 65% to 67%, I believe over the next couple of years. How do you plan on accomplishing these two feats in terms of both expanding margins while driving revenue growth?

Louis Summe:

Yeah, well given the way that our new products are growing, if you look at the CRM and the analytics products, and the digital products that we’ve layered on over the last five years, those are by far the fastest growing part of our business. And with the market really switching now to a cloud first mentality, there’s just a tremendous opportunity for us to take our mature CCaaS 2.0 products to the market, that really is seeking to move to the cloud now.

And so the best way for us to do that of course, is to really accelerate our sales and marketing investment. And over the next two years, we will more than double our gross dollar investment in sales and marketing, and more than double the number of AEs. And so that’s where the growth is going to come from. It’s simply a larger investment in sales and marketing, with a mature product suite, and a market that’s just tipping to the cloud.

Now to the margin question, a lot of these newer products that we’re rolling out and that we’re adding have a higher gross margin than our historical voice products, which have a great gross margin, but not quite as good as the digital piece. So as we have more of our revenue come from the digital products, the margin does improve.

Julian Klymochko:

One key insight that I was keen on hearing about, Louis, is your recently announced merger with SPAC Crescent Acquisition, valued LiveVox at $840 million. So a very large milestone for the company going public transaction. What are your thoughts on it? And how did this deal come about?

Louis Summe:

Well it really came about, again, because we just saw how the market opportunity was shaping up. The back half of 2020, we could just see our newer products really selling, and the market really moving to the cloud. And we just said, “Look now is the time to increase our investment in sales and marketing.” And, so then it was a question of, “Okay, well, what’s the best way to do that?” And in collaboration with Golden Gate, we decided that as a publicly traded company, we’d be better positioned to invest in sales and marketing. And so then that became an option that we pursued. And so we talked to some potential partners and we evaluated some different scenarios and we were fortunate to find Crescent. Really a great group of people with a lot of experience and a lot of expertise, that could just get us into the market with a lot of resources, and help us transition from that R&D phase as a company into what we now are investing in, which is our go to market phase.

Julian Klymochko:

With respect to Golden Gate’s involvement, it appears that they’re rolling their equity as part of this transaction. However, investors cognizant to that they have been involved for about seven years, which is the typical private equity life cycle. Have they communicated what they’re looking to do over the near term? Are they looking to exit? Do they have permission from investors to stay in LiveVox longer? Do you have any thoughts on that specifically?

Louis Summe:

Yeah. Golden Gate has an evergreen fund. So they really have, I would say, longer horizons than a lot of investors do. And after the SPAC they’re going to have about 60% of the equity, and so they’re going to be major holders. And again, they’re long-term investors, they’ve been great partners and I’m excited to be working with them and I look forward to working with them as we go forward.

Julian Klymochko:

You mentioned the SPAC Crescent Acquisition. How did that come about? Was this a competitive process? Did you utilize advisors and speak to a number of different SPACs and management teams out there?

Louis Summe:

Absolutely. So we evaluated a number of options and we enlisted a number of advisors, and Crescent just was a great fit. I mean, they’re, again, a very experienced group of individuals with a lot of expertise that they can bring to bear, and so we were able to partner with them and excited to do so.

Julian Klymochko:

I’m sure the $25 million forward purchase agreement helped smooth talks, because that is definitely one appealing thing about certain SPACs, is just having that additional capital to back the proforma entity. But fast forward, you’re expecting closing in the next couple of months or so, but once this merger closes you’re up in trading as a newly minted public company, symbol LVOX. At that point, say an investor wants to hear your story, what would be the quick elevator pitch for the stock? Why should they pay attention to LVOX once this deal is complete?

Louis Summe:

Well, it starts with the market. The market, it’s an amazing market. I mean, it’s $5 billion cloud now and it’s 20% of the overall technology spend right now, is cloud. So you’re looking at 5 going to 25 right there just as it moves from prem to cloud. But on top of it, McKinsey is predicting that an additional $50 billion over the next 10 years of technology spend is going to come from converting labor into technology. I mean, the overall contact center market today from a total spend perspective is $250 billion, and right now only approximately 10% of that is spent on technology. Again, McKinsey is predicting that 30% of the contact center spend is going to go towards technology by 2030. And so that’s an enormous green field opportunity, and LiveVox has built out a next generation platform and the CCaaS 2.0 platform just gives contact centers a better ROI.

And with that, the vision, it’s just real. You can convert the labor, the manual steps into technology and deliver a better experience for consumers with greater efficiency. And so LiveVox’s product is ready to go for a market that has unbelievable potential. And with our public company profile, we’re going to have more than $100 million on our balance sheet and we will be more than doubling our investment in sales and marketing to realize this opportunity and to take advantage of the product and also take advantage of our proven ability to sell large organizations and deliver our services at scale.

Julian Klymochko:

Right, and so that’s a great story you guys have at LiveVox with respect to CCaaS 2.0, migration to cloud, forecasting strong revenue growth, and the business combination is at valuation of roughly 5.2 times next year sales seems reasonable. So Louis, prior to us letting you go, if investors want to learn more about LiveVox, where can they do their research?

Louis Summe:

Well, they can go to the LiveVox website and they can go to the Crescent website, and they can also look at our proxy, which we’ve filed with the SEC. So those are three good sources.

Julian Klymochko:

Okay, perfect. I encourage interested investors to do your due diligence, read the respective documents, and Louis, I wanted to thank you for your time today. Great getting some key insights into LiveVox and your history and the future of the business. So thank you very much for your time today.

Louis Summe:

Thank you. I appreciate it.

Julian Klymochko:

All right. We wish you all the best. Cheers.

Louis Summe:

Thank you.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed solicitation material in respect of the proposed Business Combination between Crescent and LiveVox. The Business Combination will be submitted to the stockholders of Crescent and LiveVox for their approval. In connection with such stockholder vote, Crescent filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A and, when completed, will mail a definitive proxy statement to its stockholders in connection with Crescent’s solicitation of proxies for the special meeting of the stockholders of Crescent to be held to approve the Business Combination. This communication does not contain all the information that should be considered concerning the proposed Business Combination and the other matters to be voted upon at the special meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Crescent’s stockholders and other interested parties are urged to read the preliminary proxy statement, the amendments thereto, the definitive proxy statement (when available) and any other relevant documents that are filed or furnished or will be filed or will be furnished with the SEC carefully and in their entirety in connection with Crescent’s solicitation of proxies for the special meeting to be held to approve the Business Combination and other related matters, as these materials will contain important information about LiveVox and Crescent and the proposed Business Combination. The definitive proxy statement will be mailed to the stockholders of Crescent as of the record date to be established for voting on the proposed Business Combination and the other matters to be voted upon at the special meeting. Such stockholders will also be able to obtain copies of the proxy statement, without charge, at the SEC’s website at http://www.sec.gov, at Crescent’s website at http://www.crescentspac.com or by directing a request to Crescent Acquisition Corp, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be made directly in this communication. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon management estimates and forecasts and reflect the views, assumptions, expectations, and opinions of Crescent or LiveVox, as the case may be, as of the date of this communication, and may include, without limitation, changes in general economic conditions, including as a result of COVID-19, all of which are accordingly subject to change. Any such estimates, assumptions, expectations, forecasts, views or opinions set forth in this communication constitute Crescent’s or LiveVox’s, as the case may be, judgments and should be regarded as indicative, preliminary and for illustrative purposes only. The forward-looking statements and projections contained in this communication are subject to a number of factors, risks and uncertainties, some of which are not currently known to Crescent or LiveVox, that may cause Crescent’s or LiveVox’s actual results, performance or financial condition to be materially different from the expectations of future results, performance of financial condition. Although such forward-looking statements have been made in good faith and are based on assumptions that Crescent or LiveVox, as the case may be, believe to be reasonable, there is no assurance that the expected results will be achieved. Crescent’s and LiveVox’s actual results may differ materially from the results discussed in forward-looking statements. Additional information on factors that may cause actual results and Crescent’s performance to differ materially is included in Crescent’s periodic reports filed with the SEC, including but not limited to Crescent’s annual report on Form 10-K for the year ended December 31, 2020. Copies of Crescent’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Crescent. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and neither Crescent nor LiveVox undertake any obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer or invitation for the sale or purchase of securities, assets or the business described herein or a commitment to Crescent or LiveVox with respect to any of the foregoing, and this filing shall not form the basis of any contract, nor is it a solicitation of any vote, consent, or approval in any jurisdiction pursuant to or in connection with the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

Crescent and LiveVox, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Crescent’s stockholders in respect of the Business Combination. Information about the directors and executive officers of Crescent is set forth in Crescent’s Form 10-K for the year ended December 31, 2020. Information about the directors and executive officers of LiveVox and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, are set forth in the proxy statement for the Business Combination. Additional information regarding the identity of all potential participants in the solicitation of proxies to Crescent’s stockholders in connection with the proposed Business Combination and other matters to be voted upon at the special meeting, and their direct and indirect interests, by security holdings or otherwise, are included in the proxy statement that Crescent filed with the SEC. Investors may obtain such information by reading such proxy statement when it becomes available.